Exhibit 99.1

Preformed Line Products Announces Financial Results for the Fourth Quarter and Full Year 2016

MAYFIELD VILLAGE, Ohio, March 10, 2017 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the fourth quarter and the full year 2016.

Net income for the quarter ended December 31, 2016 was $5,100,000, or $0.99 per diluted share, compared to $3,045,000, or $.58 per diluted share, for the comparable period in 2015. Net sales in the fourth quarter of 2016 were $86,433,000 compared to $91,961,000 in the fourth quarter of 2015.

Net income for the year ended December 31, 2016 was $15,255,000, or $2.95 per diluted share, compared to $6,675,000, or $1.24 per diluted share in 2015. Net sales for 2016 were $336,634,000 compared to $354,666,000 in 2015.

Currency exchange rates had an unfavorable impact on 2016 fourth quarter net sales of $233,000, and $12,006,000 for the year. The unfavorable impact on net income was $227,000 for the fourth quarter, and $1,522,000 for the year.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our results were driven by utility projects that had been deferred the past several years, favorable sales mix leading to improved margins, expanding within our newer geographic markets and improvement in our Asia Pacific operations. Additionally, we benefited from the difficult decisions related to our restructuring last year. We will endeavor to capitalize on this positive end to a much improved year as we head into 2017, our 70th year in business."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, the Company's ability to strengthen and retain relationships with the Company's customers and expand geographically, the Company's ability to identify, complete and integrate acquisitions for profitable growth and to realize the efficiencies and other benefits of restructuring actions, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2015 Annual Report on Form 10-K filed with the SEC on March 11, 2016 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015

Net sales	$ 86,433	$ 91,961	$ 336,634	$ 354,666
Cost of products sold	56,969	65,872	227,220	251,214
GROSS PROFIT	29,464	26,089	109,414	103,452

Costs and expenses
Selling	7,963	7,739	31,799	30,593
General and administrative	10,429	9,281	42,057	36,878
Research and engineering	3,247	3,559	14,025	14,879
Other operating expense (income) - net	737	347	54	8,753
	22,376	20,926	87,935	91,103

OPERATING INCOME	7,088	5,163	21,479	12,349

Other income (expense)
Interest income	85	74	291	391
Interest expense	(256)	(142)	(844)	(565)
Other income (expense) - net	73	63	27	(469)
	(98)	(5)	(526)	(643)

INCOME BEFORE INCOME TAXES	6,990	5,158	20,953	11,706

Income taxes	1,889	2,113	5,698	5,031

NET INCOME	$ 5,101	$ 3,045	$ 15,255	$ 6,675

BASIC EARNINGS PER SHARE
Net Income	$ 1.00	$ 0.58	$ 2.95	$ 1.25

DILUTED EARNINGS PER SHARE
Net Income	$ 0.99	$ 0.58	$ 2.95	$ 1.24

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.80

Weighted-average number of shares outstanding - basic	5,120	5,258	5,166	5,350

Weighted-average number of shares outstanding - diluted	5,134	5,276	5,178	5,366

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Thousands of dollars, except share and per share data)	2016	2015

ASSETS
Cash and cash equivalents	$ 30,737	$ 30,393
Accounts receivable, less allowances of $3,210 ($2,326 in 2015)	63,415	63,626
Inventories - net	74,484	69,912
Prepaids	12,035	9,615
Other current assets	8,436	6,343
TOTAL CURRENT ASSETS	189,107	179,889

Property, plant and equipment - net	105,104	91,965
Other intangibles - net	10,475	11,288
Goodwill	15,769	15,821
Deferred income taxes	10,208	12,704
Other assets	10,274	11,703

TOTAL ASSETS	$ 340,937	$ 323,370

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 1,315	$ 413
Current portion of long-term debt	1,448	110
Trade accounts payable	21,978	20,377
Accrued compensation and amounts withheld from employees	10,040	9,306
Accrued expenses and other liabilities	20,674	21,462
TOTAL CURRENT LIABILITIES	55,455	51,668

Long-term debt, less current portion	42,943	31,754
Other noncurrent liabilities and deferred income taxes	18,996	20,964

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,117,573 and 5,221,062
issued and outstanding, as of December 31, 2016 and December 31, 2015, respectively	12,508	12,478
Common shares issued to Rabbi Trust, 297,281 and 296,635 shares at
December 31, 2016 and December 31, 2015, respectively	(12,054)	(12,052)
Deferred Compensation Liability	12,054	12,052
Paid-in capital	24,629	22,916
Retained earnings	303,415	292,311
Treasury shares, at cost, 1,136,443 and 1,018,013 shares at
December 31, 2016 and December 31, 2015, respectively	(59,640)	(54,570)
Accumulated other comprehensive loss	(57,369)	(54,151)
TOTAL SHAREHOLDERS' EQUITY	223,543	218,984

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 340,937	$ 323,370

CONTACT: Eric R. Graef,Preformed Line Products, (440) 473-9249